AMENDMENT NO. 3
TO
SECOND AMENDED AND RESTATED MASTER ADMINISTRATIVE SERVICES
AGREEMENT
     The Second Amended and Restated Master Administrative Services Agreement (the “Agreement”), dated July 1, 2006, by and between Invesco Advisers, Inc., a Delaware corporation, and AIM Treasurer’s Series Trust (Invesco Treasurer’s Series Trust), a Delaware statutory trust is hereby amended as follows:
W I T N E S S E T H:
     WHEREAS, the parties agree to amend the Agreement to decrease the per class charge from $10,000 to $5,000;
     NOW, THEREFORE, the parties agree that;
Appendix A of the Agreement is hereby deleted in its entirety and replaced with the following:
APPENDIX A
FEE SCHEDULE TO
SECOND AMENDED AND RESTATED MASTER ADMINISTRATIVE SERVICES
AGREEMENT
OF
AIM TREASURER’S SERIES TRUST (INVESCO TREASURER’S SERIES TRUST)

Portfolios	Effective Date of Agreement
Premier Portfolio**	July 1, 2006
Premier Tax-Exempt Portfolio**	July 1, 2006
Premier U.S. Government Money Portfolio**	July 1, 2006
     The Administrator may receive from each Portfolio reimbursement for costs or reasonable compensation for such services as follows:

Rate*	Net Assets
0.023%	First $1.5 billion
0.013%	Next $1.5 billion
0.003%	Over $3 billion

*	Annual minimum fee is $50,000. An additional $5,000 per class of shares is charged for each class other than the initial class. The $5,000 class fee is waived for any of the above Portfolios with insufficient assets to result in the payment of more than the minimum fee of $50,000.

**	Notwithstanding the foregoing, Administrator, will not charge Premier Portfolio, Premier Tax-Exempt Portfolio or Premier U.S. Government Money Portfolio any fees under this Agreement. However, this commitment may be changed following consultation with the Trustees.

     All other terms and provisions of the Agreement not amended herein shall remain in full force and effect.
Dated: July 1, 2012

INVESCO ADVISERS, INC.

Attest:	/s/ Peter Davidson	By:	/s/ John M. Zerr
	Assistant Secretary		John M. Zerr
Senior Vice President

(SEAL)

AIM TREASURER’S SERIES TRUST (INVESCO TREASURER’S SERIES TRUST)

Attest:	/s/ Peter Davidson	By:	/s/ John M. Zerr

	Assistant Secretary		John M. Zerr Senior Vice President

(SEAL)

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